DIREXION SHARES ETF TRUST

Direxion Daily European Bull 3X Shares (EURL)
Direxion Daily European Bear 3X Shares (EURZ)

Supplement dated December 31, 2013 to the
Prospectus and Statement of Additional Information ("SAI")
dated February 28, 2013, as last supplemented December 12, 2013

The Board of Trustees of Direxion Shares ETF Trust ("Trust") has approved a change in the names of the Direxion Daily
European Bull 3X Shares and Direxion Daily European Bear 3X Shares (the "Funds"), as well as changes in the investment objectives, principal investment strategies, and underlying index of the Funds.
Effective immediately, the Funds will be renamed as shown in the table below:
Current Fund Name
New Fund Name
Direxion Daily European Bull 3X Shares
Direxion Daily FTSE Europe Bull 3X Shares
Direxion Daily European Bear 3X Shares
Direxion Daily FTSE Europe Bear 3X Shares

Effective immediately, the underlying index of the Funds will change as shown in the table below and all references to the
Current Index in the prospectus and SAI will be replaced with the New Index:
Current Index
New Index
MSCI Europe Index
FTSE Developed Europe Index

Effective immediately, all descriptions of the Current Indexes in the Prospectus and SAI will be replaced with the following description of the New Index:
New Index Description

The Index is a free float-adjusted market capitalization index that is designed to measure the equity market performance of the large- and mid-cap segments of the developed markets in Europe. As of September 30, 2013, the Index consisted of the following 17 developed market countries: Austria, Belgium, Denmark, Finland, France,
Germany, Greece, Ireland, Italy, Luxembourg, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and
the United Kingdom. As of September 30, 2013, the Index has an average market capitalization of $16.5 billion and a median market capitalization of $6.6 billion. As of September 30, 2013, the Index included companies with capitalizations between $327 million and $225.6 billion.

Effective immediately, the trading symbols for the Funds are as shown in the table below:

Fund
Ticker Symbol
Direxion Daily FTSE Europe Bull 3X Shares
EURL
Direxion Daily FTSE Europe Bear 3X Shares
EURZ

For more information, please contact the Funds at (866) 476-7523.

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Please retain a copy of this Supplement with your Prospectus and SAI.